UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2007

eSpeed, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191	13-4063515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 East 59th Street, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 610-2200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 7, 2007, Barry M. Gosin, a director of eSpeed, Inc. (the “Registrant”), informed the Registrant that he will resign from the Board of Directors (“Board”) of the Registrant and will leave the Board effective as of such date.

In addition, on November 7, 2007, the Registrant’s Board of Directors, Audit Committee and Compensation Committee appointed Catherine P. Koshland to serve on the Board of Directors, Audit Committee and Compensation Committee of the Registrant to fill the vacancy left by the resignation of Mr. Gosin.

Dr. Koshland, 57, has been the Vice-Provost of Academic Planning and Facilities at the University of California, Berkeley since April 2004, a Professor of Environmental Health Sciences in the School of Public Health and a Professor in the Energy and Resources Group since 1997 and the Wood-Calvert Professor in Engineering since 1995. She joined the Berkeley faculty in 1984. Dr. Koshland served as Chair and Vice-Chair of the Berkeley Division, Academic Senate from 2002-2003 and from 2001-2002, respectively. From 1994 to 2006, Dr. Koshland was a director of the Combustion Institute. Since 2001, Dr. Koshland has served as a member of the Integrated Human Exposure Committee of the EPA’s Science Advisory Board. From 1998-2002, Dr. Koshland served on the California Air Resources Board Research Screening Committee and is currently serves as Associate Director of the University of California, Berkeley Superfund Basic Research Program. Dr. Koshland has been a member of the Board of Managers of Haverford College since 1994, serving as Vice-Chair from 1999-2005 and Co-Chair since 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

eSpeed, Inc.

Date: November 14, 2007	By:	/s/ Howard W. Lutnick
Howard W. Lutnick
Chairman of the Board, Chief Executive Officer and President